UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

May 1, 2025

(Date of Report (Date of earliest event reported))

Verde Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55276	32-0457838
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

8112 Maryland Ave, Suite 400, St. Louis, Missouri 63105
(Address of principal executive offices)

(314) 530-9071

(Registrant’s telephone number)

_______________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 504 of the Securities Act of 1933 (§230.405 of this Chapter) or Rule 12b-25 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 1, 2025, the following changes were made to the Board of Directors (the “Board”) of Verde Resources, Inc (the “Company”):

Balakrishnan B S Muthu stepped down from his positions as Chairman and Director of the Company.

There have been no disagreements between the Company and Mr. Muthu known to an executive officer of the Company on any matter relating to the Company’s operations, policies or practices. Mr. Muthu was provided a copy of the disclosures made herein no later than the date of filing on this Form 8-K and has been provided with the opportunity to furnish the Company with a letter addressed to the Company stating whether or not he agrees with the statements made herein. Any letter received by the Company from Mr. Muthu will be filed as an exhibit to this form 8-K by way of amendment within 3 business days of receipt.

By resolution of the Board, Karl Strahl was appointed Director of the Company, effective May 1, 2025, replacing the Director position formerly held by Balakrishnan B S Muthu.

The Company believes that Karl’s expertise, industry network, and commitment to sustainability will significantly contribute to the Company's success.

Mr. Karl Strahl (33)

Karl Strahl is one of the most recognized and respected figures in the biochar and carbon removal industry. He began his career at Tesla Solar in Albany, New York, where he developed a high-conversion passive sales strategy and earned multiple top sales awards. Since joining Oregon Biochar Solutions in 2018, Karl has been instrumental in pioneering the commercialization of biochar-based carbon credits in the United States. As Chief Operating Officer, he has led the company’s expansion into agriculture, environmental remediation, and sustainable building materials. Most recently, Karl played a pivotal role in launching the world’s first insured biochar carbon removal credits in partnership with Oka, The Carbon Insurance Company, setting a new standard for transparency and buyer confidence in the voluntary carbon market. He also serves as a Board Member, Treasurer and Standards Committee Member of the U.S. Biochar Coalition, a registered lobbying entity based in Washington, D.C., dedicated to advancing national policy, setting industry standards, and accelerating the adoption of common-sense, biochar-based climate solutions. Karl holds a B.A. in Environmental Science from St. Lawrence University.

Effective May 1, 2025, Balakrishnan B S Muthu stepped down as Chief Financial Officer, General Manager and Treasurer of the Company. By resolution of the Board, Sherina Chui was appointed Chief Financial Officer of the Company, effective May 1, 2025, replacing Balakrishnan B S Muthu in his former position as Chief Financial Officer.

The Company is confident that Sherina’s experience and leadership will be instrumental in guiding the Company through its next phase of expansion and achieving its long-term goals.

Ms Sherina Chui (49)

With over two decades of experience in financial leadership, internal controls, and corporate restructuring, Sherina brings extensive expertise across industries such as construction, industrial investments, and FMCG. She has a proven track record of driving financial stability, ensuring regulatory compliance, and implementing business process improvements in publicly traded international companies. Sherina’s deep knowledge of both International Financial Reporting Standards (IFRS) and US GAAP will be crucial as the Company expands its operations in the U.S., licenses its technologies globally, and scales its Net Zero Blueprint. Her strategic financial acumen will support the Company’s growth ambitions and further strengthen its financial framework, ensuring compliance with SEC regulations and positioning the Company to navigate a rapidly evolving market.

Effective May 1, 2025, Duka Donaghy resigned from her position as Director of Finance of the Company.

Effective May 1, 2025, by resolution of the Board, Karl Strahl and Sherina Chui were appointed as members of the Management Committee (the “Committee”) to replace the positions formerly held by Balakrishan B S Muthu, Duka Donaghy and Tay Hong Choon. The Committee now consists of three (3) members: Jack Wong, Karl Strahl and Sherina Chui.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERDE RESOURCES, INC.

/s/ Jack Wong
Jack Wong
Chief Executive Officer

Date: May 2, 2025

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